Pricing Supplement No. 114  Dated
June 18,1999 (To Prospectus
Supplement dated May 26, 1998 and
Prospectus dated May 21, 1998)

Pursuant to Rule 424(b)(3)
Registration Statement
No. 333-51961

J.P. Morgan & Co.
Incorporated
60 Wall Street
New York, NY 10260-0060
(1-212) 483-2323

Medium-Term Notes, Series A
(Floating Rate Notes)


Principal Amount: $125,000,000

CUSIP: 61687Y DV6

Trade Date: June 18,1999

Settlement Date:  June 23, 1999

Maturity Date:  June 23, 2000

If principal amount is other than U.S. dollars, equivalent in U.S. dollars: N/A

Exchange Agent: N/A

Price to Public (Issue Price): 100%

Net Proceeds to Issuer: $125,000,000

Interest Rate (per annum): The simple weighted average of the Daily Federal Funds Rate as set forth in the FED Statistical Release "H.15" (Telerate page
120) plus 22.0 basis points (0.220%) with one day
"Look Back" - i.e., the Federal Funds Rate applicable for each Interest Reset Date shall be the Federal Funds Rate as of the close of business on the preceding Business Day; and a two day "Cut Off"
- i.e., the Calculation Agent shall apply the Federal Funds Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day "Look Back" provision. The Daily
Federal Funds effective rate for Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment Date.


Interest Rate Basis:
     (  )  Commercial Paper Rate   (X)  Federal Funds Rate
  (  )  LIBOR (Reuters)         (  )  Treasury Rate Note
  (  )  LIBOR (Telerate)        (  )  Other:
     (  )  Prime Rate

Interest Payment Date(s): the 23rd of March, June,
September and December of each year, commencing
September 23, 1999 and ending June 23, 2000.

Record Date(s): (X) The fifteenth day (whether or not a Business Day) next preceding each Interest
Payment Date.
               (  )  Other

Initial Interest Rate Per Annum: In accordance with the Interest Rate above.

Interest Payment Period: (  )  Annual   (   )  Semi-Annual
                         (  ) Monthly  ( X )  Quarterly
                         (   ) Other:

Interest Reset Periods:
 ( X )  Daily    (  )  Weekly   (  )  Monthly
 (   )  Quarterly  (Actual/360)
 (  )  Semi-annually; the third Wednesday of :
 (   )  Annually; the third Wednesday of:

Interest Determination Dates: For calculation of each
Interest Payment, two New York Business Days prior to each Interest Payment Date.

Interest Reset Date if other than stated in the Prospectus Supplement: Daily, with one day "Look
Back" - i.e., the Federal Funds Rate applicable for each Interest Reset Date shall be the Federal Funds
Rate as of the close of business on the preceding
Business Day; and a two day "Cut Off" - i.e., the Calculation Agent shall apply the Federal Funds Rate for each Interest Reset Day up to and including the second Business Day immediately prior to each Interest Payment Date in accordance with the one day
"Look Back" provision. The Daily Federal Funds effective rate for Thursday applies to Friday, Saturday and Sunday and the rate for Friday applies to Monday. In addition, the Interest Rate determined on the second Business Day immediately prior to each Interest Payment Date shall be applicable for all Interest Reset Dates from such Business Day up to but excluding the immediately following Interest Payment
Date.

Interest Calculation:
     (X)  Regular Floating Rate
     ( )  Inverse Floating Rate (Fixed Interest Rate: ___%)
     (  )  Other Floating Rate (See attached)

Spread (plus/minus): plus 22.0  basis points
Spread Multiplier: N/A

Index Maturity: Daily              Index Currency: N/A

Maximum Interest Rate:  N/A        Minimum Interest Rate: 0.00%

Calculation Date if other than stated in the Prospectus Supplement: N/A

Right of Payment:
     (  )  Subordinated   (X)  Unsubordinated

Day Count Basis:       ( X)  Actual/360
                       (Commercial Paper Rate Notes,
                         Federal Funds Rate
                         Notes, Prime Rate
                         Notes and LIBOR Notes)
                        (  )  Actual  (Treasury Rate Notes)

Form:     (X)  Book-Entry Note (DTC)
          (  )  Certificated Note

Denomination: $1,000 with $1,000 integral multiples thereafter.

Redemption:
( X )  The Notes may not be redeemed prior to stated
maturity.
(   )    The Notes may be redeemed prior to stated
maturity.

Optional Redemption Date(s):
N/A Initial Redemption Date:
N/A Initial Redemption
Percentage:   N/A
Annual Redemption Percentage
Reduction: N/A Modified Payment
Upon Acceleration: N/A
Repayment Date Prices: N/A
Sinking Fund:  None

Extendible Note:   (  )  Yes (X)  No

Amortization Schedule: N/A

Original Issue Discount: N/A
     Amount of OID:
     Yield to Maturity:
     Interest Accrual Date:
     Initial Accrual Period OID:

Indexed Note:  (  )  Yes        (X)  No

Calculation Agent(s):    (X)  U.S. Bank Trust National Association
                         (  )  Morgan Guaranty Trust Company of
                                 New York

Plan of Distribution:
     J.P. Morgan Securities Inc. has acted as Agent on behalf of the Company. The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Terms:

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT
WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS SHALL HAVE THE MEANINGS ASSIGNED
TO THEM IN THE PROSPECTUS SUPPLEMENT OR THE
PROSPECTUS.